EXHIBIT 99.1

USG Board of Directors Unanimously Rejects Unsolicited Proposal From Knauf

Chicago, IL, March 26, 2018 – USG Corporation (NYSE: USG) today announced that its Board of Directors, advised by its financial and legal advisors, has unanimously rejected the unsolicited and non-binding proposal disclosed today by Gebr. Knauf KG (“Knauf”) to acquire all of the shares of USG for $42.00 per share in cash. The Board carefully evaluated it and determined that it substantially undervalues the Company and is not in the best interests of all of USG’s shareholders.

“Our Board is always looking for ways to deliver value to all of our shareholders, but Knauf’s opportunistically timed proposal is wholly inadequate as it does not reflect USG’s intrinsic value, including the significant opportunities ahead of us,” said Steven Leer, USG’s non-executive chairman of the Board. “We are confident that the strategy we presented on March 8, 2018 at our Investor Day will deliver significantly more value to our shareholders than Knauf’s proposal.”

Jennifer Scanlon, president and chief executive officer of USG, added, “USG has taken significant steps over the last two years to transform our company, our products and our balance sheet, while lowering our cost structure and improving our competitive position. As outlined at our investor day, we expect our strategy to drive further revenue growth, margin expansion and free cash flow – all of which will position us to deliver profitable growth and increased shareholder value.”

J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are serving as financial advisors to USG, and Jones Day is serving as legal advisor to USG.

The USG Board communicated its decision in the following letter to Knauf:

March 26, 2018
Alexander Knauf, General Partner and
Manfred Grundke, General Partner
Gebr. Knauf KG
Am Bahnhof 7
97346 Iphofen
Germany
Dear Alexander and Manfred,
In response to your revised proposal letter dated March 15 our Board, together with our financial and legal advisors, thoroughly analyzed your proposal and unanimously determined that $42 per share is wholly inadequate, as it substantially undervalues the Company and is not in the best interests of all of USG’s shareholders.
As we discussed on our call last December and during our meeting with Steve Leer, our Chairman, on March 12, our Board has been, and will continue to be, focused on opportunities to enhance shareholder value and would always evaluate any bona fide acquisition proposal for USG. However, our Board and management are highly confident that the strategy we presented publicly at our March 8 Investor Day will deliver substantially more value to our shareholders than your proposal. A few of the critical items of our strategy that the Board considered include:

•USG has recently transformed its business to a pure manufacturing company with an enhanced portfolio, including innovative new products that are gaining traction in the market, a focused division structure and refreshed operating model;
•Our focus on substantial margin expansion opportunities with a supportive macroeconomic backdrop;
•An improving cost position by way of highly accretive investments in advanced manufacturing and other ongoing cost reduction and price optimization initiatives drives our ability to meaningfully expand our free cash flow generation;
•Many other public and non-public elements of our strategic plan – all of which position us to deliver profitable growth and drive long-term shareholder value.
In your proposals, as well as in our conversations and recent meetings, you have emphasized your proposal prices in terms of a stated premium to certain current or recent trading prices for our stock. While the Board has looked at a comprehensive set of data to analyze your proposals, it is important for you to understand that, in determining whether a proposal is in the best interests of all shareholders, the Board has been highly focused on the intrinsic value of our long-term strategic plan and measuring that against the proposal price.
I suggest we speak to make sure our views are clear. Please let me know when you are available. I look forward to speaking with you soon.
Best regards,
Jennifer F. Scanlon
President and Chief Executive Officer

About USG Corporation
USG Corporation is an industry-leading manufacturer of building products and innovative solutions. Headquartered in Chicago, USG serves construction markets around the world through its Gypsum, Performance Materials, Ceilings, and USG Boral divisions. Its wall, ceiling, flooring, sheathing and roofing products provide the solutions that enable customers to build the outstanding spaces where people live, work and play. Its USG Boral Building Products joint venture is a leading plasterboard and ceilings producer across Asia, Australasia and the Middle East. For additional information, visit www.usg.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions, including but not limited to, statements with respect to our expectations regarding the future impact of our strategic initiatives and statements regarding the indication of interest made by Knauf. In some cases, forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect our sales and profitability, liquidity and future value. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. Actual results may differ materially due to various other factors, including future actions that may be taken by Knauf in furtherance of its unsolicited proposal. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Information describing other risks and uncertainties affecting Avenue that could cause actual results to differ materially from those in forward-looking statements may be found in our filings with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” in our most recent Annual Report on Form 10-K.

USG Corporation
Media:
Sard Verbinnen & Co: Jim Barron/Pam Greene 212-687-8080
USG Corporation: Kathleen Prause 312-436-6607, KPrause@usg.com
Investors:
USG Corporation: Bill Madsen, 312-436-5349, investorrelations@usg.com